                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*

                               LECROY CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    52324W109
                                 (CUSIP Number)


                               SEPTEMBER 16, 2008
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Riley Investment Partners Master Fund, L.P.
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          Cayman Islands
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 144,588
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                0
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               144,588
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          144,588
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          1.2%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

_______________________
(1) Based on 12,351,847 shares of common stock of LeCroy Corporation (the "Issuer") outstanding a September 2, 2008, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2008.

                                       2
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CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Riley Investment Management LLC
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 217,931(2)
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                434,103(3)
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               217,931(2)
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  434,103(3)
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          652,034
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          5.3%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          IA
--------------------------------------------------------------------------------

_______________________
(1) Based on 12,351,847 shares of common stock of LeCroy Corporation (the "Issuer") outstanding a September 2, 2008, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2008.

(2) Because Riley Investment Management LLC has sole investment and voting power over 144,588 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 73,343 shares held in managed accounts by its investment advisory clients, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.

(3) Riley Investment Management LLC has shared voting and dispositive power over 434,103 shares of Common Stock held by its investment advisory clients, which are held in accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P.


                                       3
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CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          B. Riley & Co. Retirement Trust
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 7,500
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                0
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               7,500
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          7,500
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          0.1%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          EP
--------------------------------------------------------------------------------

____________________
(1) Based on 12,351,847 shares of common stock of LeCroy Corporation (the "Issuer") outstanding a September 2, 2008, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2008.
                                       4
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CUSIP No.  52324W109

--------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above person (entities only)

          Bryant Riley
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
   3      SEC Use Only


--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
      Number of          5    Sole Voting Power

       Shares                 225,431(4)
                     -----------------------------------------------------------
    Beneficially         6    Shared Voting Power

      Owned by                434,103(5)
                     -----------------------------------------------------------
        Each             7    Sole Dispositive Power

      Reporting               225,431(4)
                     -----------------------------------------------------------
       Person            8    Shared Dispositive Power

        With                  434,103(5)
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          659,534
--------------------------------------------------------------------------------
   10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          5.3%(1)
--------------------------------------------------------------------------------
   12     Type Of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

_______________________
(1) Based on 12,351,847 shares of common stock of LeCroy Corporation (the "Issuer") outstanding a September 2, 2008, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2008.

(4) Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, L.P.'s security holdings and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of the 144,588 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 73,343 shares held in managed accounts by its investment advisory clients. Includes 7,500 shares owned by B. Riley & Co. Retirement Trust. Mr. Riley, in his role as Trustee of the B. Riley & Co. Retirement Trust, controls its voting and investment decisions.

(5) Riley Investment Management LLC has shared voting and dispositive power over 434,103 shares of Common Stock held by its investment advisory clients, which are held in accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P.


                                       5
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CUSIP No.  52324W109


ITEM 1.

(a)      Name of Issuer
                  LeCroy Corporation

(b)      Address of Issuer's Principal Executive Offices
                  700 Chestnut Ridge Road
                  Chestnut Ridge, New York 10977

ITEM 2.

         1. Riley Investment Partners Master Fund, L.P. (Cayman Islands limited partnership)
                  Riley Investment Management LLC (Delaware limited liability company)
                  Bryant Riley (individual residing in California)
         2.       B. Riley & Co. Retirement Trust (employee benefit plan)


(b)      Address of Principal Business Office or, if none, Residence

         1.       11100 Santa Monica Blvd.
                  Suite 810
                  Los Angeles, CA 90025

         2.       11100 Santa Monica Blvd.
                  Suite 800
                  Los Angeles, CA 90025

(c)      Citizenship
                  United States

(d)      Title of Class of Securities
                  Common Stock

(e)      CUSIP Number
                  52324W109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);


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CUSIP No.  52324W109


(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For each Reporting Person:

(a) Amount beneficially owned: Please see Line 9 on the cover sheet for each reporting person (including footnotes thereto).

(b) Percent of class: Please see Line 11 on the cover sheet for each reporting person (including footnotes thereto).

(c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: Please see Line 5 on the cover sheet for each reporting person (including footnotes thereto).

         (ii) Shared power to vote or to direct the vote: Please see Line 6 on the cover sheet for each reporting person (including footnotes thereto).

         (iii) Sole power to dispose or to direct the disposition of: Please see Line 7 on the cover sheet for each reporting person (including footnotes thereto).

         (iv) Shared power to dispose or to direct the disposition of: Please see Line 8 on the cover sheet for each reporting person (including footnotes thereto).


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CUSIP No.  52324W109


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       8
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CUSIP No.  52324W109

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 25, 2008

                                     Riley Investment Partners Master Fund, L.P.
                                         By: Riley Investment Management LLC,
                                               its General Partner


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     Riley Investment Management, LLC


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     B. Riley & Co. Retirement Trust


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Trustee


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                          Bryant R. Riley


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